KRISTINA M. LESLIE JOINS BOARD OF DIRECTORS
OF
OBAGI MEDICAL PRODUCTS

LONG BEACH, Calif.—August 2, 2012-- Obagi Medical Products, Inc. (Nasdaq:OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced the appointment of Kristina M. Leslie to its Board of Directors.  Ms. Leslie was also appointed to the Company’s Audit Committee.

Ms. Leslie currently serves on the board of directors of Orbitz Worldwide, Inc., a global online travel company, where she is Chairwoman of the audit committee, and a member of the compensation and nominating and corporate governance committees, and PICO Holdings, Inc., a diversified holding company, where she is the non-executive Chairwoman of the board, Chairwoman of the corporate governance committee and a member of the audit and compensation committees.  From 2007 through 2010, Ms. Leslie served on the board of directors of Bare Escentuals, Inc., a cosmetic company where she was a member of the audit committee.  Ms. Leslie also serves on the board of directors of Methodist Hospital in Arcadia, CA where she is Treasurer and Chairwoman of the finance, audit and compliance committee, and a member of the compensation and executive committees.   In addition, Ms. Leslie serves as the Chairwoman of the board of directors at Flintridge Preparatory School in La Cañada Flintridge, CA.  Ms. Leslie holds a BA degree in economics from Bucknell University and an MBA from Columbia University.

From 2004 to 2007, Ms. Leslie served as Chief Financial Officer of DreamWorks Animation SKG, Inc., a company that develops and produces computer generated animated feature films.  Prior to DreamWorks Animation SKG, Ms. Leslie served as the Chief Financial Officer of DreamWorks LLC, a diversified entertainment company, from 2003 to 2004, and as Head of Corporate Finance and Strategic Planning from 1996 to 2003.  While at DreamWorks LLC, Ms. Leslie led the initial public offering of DreamWorks Animation SKG.  Ms. Leslie also served as Director of Financial Planning for Viacom Inc., an entertainment company, from 1993 to 1996.

“We are very pleased that Kris, with her years of service on public company boards, combined with her expertise in finance and accounting, will be joining our board of seasoned executives who possess a broad range of key skills,” said Albert F. Hummel, the Company’s President and Chief Executive Officer. “We look forward to Kris’s contributions as we seek to leverage our existing strengths into future opportunities.”

About Obagi Medical Products, Inc.
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical’s portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Penetrating Therapeutics is a trademark, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Obagi-C, Obagi CLENZIderm, Obagi Nu-Derm  and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
562-628-1007
or
Ina McGuinness
McGuinness Consulting
Investor Relations
805-427-1372